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                                                                 Exhibit 10.2


                              AMENDED AND RESTATED
                            UNITED BANCORP, INC. AND
           UNITED BANCORP, INC. AFFILIATE BANKS DIRECTORS AND OFFICERS
                           DEFERRED COMPENSATION PLAN

                       (AS AMENDED _______________, 2006)

     SECTION 1 - THE PLAN. United Bancorp, Inc. hereby establishes a deferred compensation plan to be known and described as the "United Bancorp, Inc. and United Bancorp, Inc. Affiliate Banks Directors and Officers Deferred Compensation Plan." The Plan is an unfunded deferred compensation plan, and it is the intention of the parties that the arrangements herein set forth be unfunded for tax purposes and for purposes of Title I of ERISA. Amounts deferred pursuant to the Plan shall remain unrestricted assets, at all times, of the Corporation. Participants in the Plan have the status of general unsecured creditors of the Corporation, and the Plan constitutes a mere promise by the Corporation to make benefit payments in the future.

     SECTION 2 - DEFINITIONS. As used herein, the terms hereinafter set forth shall be construed as follows:

     (a) "Account" shall mean a deferred compensation account established under and pursuant to the Plan.

     (b) "Bonus" means an Employee's annual cash bonus.

     (c) "Beneficiary" means the beneficiary designated in writing by the Participant to receive benefits from the Plan in the event of his or her death. The Beneficiary shall be designated on a form provided by the Corporation, and the Participant may change the Beneficiary designation at any time by signing and filing a new form with the Corporation. However, if the Participant is married at the time of his or her death, the Beneficiary of any death benefits shall be the Participant's spouse, despite any designation to the contrary, unless the spouse has consented to a different or additional Beneficiary. The spouse's consent shall be in writing and shall be witnessed by a Plan representative or by a notary public.

          If the Participant designates a trust as Beneficiary, the Corporation shall determine the rights of the trustee without responsibility for determining the validity, existence, or provisions of the trust. Further, the Corporation shall not have responsibility for the application of sums paid to the trustee or for the discharge of the trust.

          The rules of this paragraph apply unless provided otherwise in the Participant's Beneficiary designation form. If the Participant designates one primary Beneficiary and the Beneficiary dies after the Participant but before benefit payments are completed, any remaining benefits shall be payable to the secondary Beneficiary. If the Participant fails to designate a secondary Beneficiary or if no secondary Beneficiary survives the primary Beneficiary, any remaining benefits shall be payable to the deceased primary Beneficiary's heirs

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in the manner described in the next paragraph. If the Participant designates more than one primary Beneficiary or more than one secondary Beneficiary and a Beneficiary dies before benefit payments are completed, the share payable to the deceased Beneficiary shall be paid to the deceased Beneficiary's heirs in the manner described in the next paragraph as if the Beneficiary was the Participant.

          If the Participant fails to designate a Beneficiary or if no designated Beneficiary survives the Participant, distribution shall be made in equal shares to the members of the first of the classes listed below having a living member on the date the distribution is payable. The classes, in order of priority, are as follows:

          (1) The Participant's spouse;

          (2) The Participant's children or their then-living issue, by right of representation; and

          (3) The legal heirs of the Participant under the laws of the Participant's state of residence on the date of the Participant's death.

          The facts as shown by the records of the Plan Administrator at the time of death shall be conclusive as to the identity of the proper payee, and the records of the Plan Administrator shall be conclusive as to the amount properly payable. The distribution made in accordance with such state of facts shall constitute a complete discharge of all obligations under the provisions of the Plan.

     (d) "Board of Directors" and "Board" shall mean the Board of Directors of the Corporation (exclusive of honorary directors or director emeritus).

     (e) "Change in Control" shall have the meaning set forth in Exhibit A, attached hereto.

     (f) "Code" means the Internal Revenue Code of 1986, as amended.

     (g) "Common Stock" shall mean United Bancorp, Inc. Common Stock.

     (h) "Compensation" shall mean Fees and Bonus.

     (i) "Corporation" shall mean United Bancorp, Inc. and each wholly-owned subsidiary of United Bancorp, Inc. which adopts the Plan and establishes accounts for the benefit of Participants.

     (j) "Disability" shall have the meaning set forth in Exhibit A, attached hereto.

     (k) "Employee" shall mean an employee of the Corporation.

     (l) "Fees" shall include all compensation as fixed and determined by the Board of Directors, which is payable to a member of the Board for attendance at meetings, whether


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regular or special, of the Board of Directors, the Executive Committee, and all
other Committees which have been established or in the future may be established by the Board of Directors.

     (m) "Participant" shall mean a duly elected member of the Board of Directors and any senior officer of the Corporation designated by the Board as an eligible participant.

     (n) "Plan" shall mean this United Bancorp, Inc. and United Bancorp, Inc. Affiliate Banks Directors and Officers Deferred Compensation Plan, as the same may be amended from time to time.

     (o) "Plan Administrator" shall mean United Bancorp, Inc. or such person as shall be appointed by United Bancorp, Inc. As of the date of this amended and restated Plan, Wesbanco Bank Wheeling, Wheeling, West Virginia shall be the Plan Administrator.

     (p) "Plan Year" means the calendar year which is the Corporation's taxable year.

     (q) "Trust" shall mean a trust established by United Bancorp, and titled the "United Bancorp, Inc. and United Bancorp, Inc. Affiliate Banks Directors and Officers Deferred Compensation Plan Trust." Such Trust, if established, shall hold assets to assist the Corporation in meeting its obligations under the Plan and shall conform to the terms of the model trust as described in Revenue Procedure 92-64, 1992-2 C.B. 422.

     (r) "Unforeseeable Emergency" shall have the meaning set forth in section 409A of the Code and section 1.409A-3(g)(3) of the IRS Temporary Regulations, as now in effect and hereinafter amended.

     (s) "United Bancorp, Inc." shall mean United Bancorp, Inc., Martins Ferry, Ohio.

     SECTION 3 - ELIGIBILITY TO PARTICIPATE. The right to participate in the Plan shall be limited to members of the Board of Directors and senior officers of the Corporation after designation by the Board as eligible participants.

     SECTION 4 - ELECTION TO PARTICIPATE. Any eligible Participant who desires to participate in the Plan may elect for any Plan Year, on or before the 31st day of December of the preceding Plan Year, to defer all or a specified part of the Fees and so much of Bonus as the Board may from time to time authorize, which thereafter shall be payable to him for services in the succeeding Plan Year. A Participant's election to defer Compensation under the Plan shall be deemed irrevocable as of December 31 of a Plan Year with respect to amounts payable with respect to services preformed in the immediately following Plan Year and shall continue in effect until changed by the Participant, in accordance with the provisions and limitations of the Plan. Additionally, a Participant may make an election to defer Compensation as follows:

     (a) at any time within thirty (30) days following the date on which a person is first eligible to participate in the Plan, provided that such election shall apply only for Compensation earned for services performed subsequent to the election for such Plan Year. A Participant may also make such an election within thirty (30) days following adoption of the Plan by such


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subsidiary of United Bancorp, Inc. which had not previously participated in the
Plan, provided that such election shall apply only for Compensation earned for services performed subsequent to the election for such Plan Year. For purposes hereof, the amount of Bonuses that are earned after the date of election is the sum that equals the product of the Participant's total compensation for the performance period for which the Bonuses are paid, times the quotient resulting from dividing the number of days remaining in the performance period after the election over the total number of days in the performance period or

     (b) subject to approval by the Corporation, a Participant may make an election to defer "Performance Based Compensation" earned over a period of at least twelve (12) months as late as six months prior to the end of the performance period, provided such election is in accordance with all of the requirements of Section 1.409A-2(a)(7) of the IRS Temporary Regulations, as now in effect and hereinafter amended.

     SECTION 5 - MANNER OF MAKING ELECTION. An election to participate in the Plan shall be made by written notice, on such form as may be prescribed by the Corporation, which shall be signed by the electing Participant and filed with the Corporation.

     SECTION 6 - ACCOUNTING AND ADMINISTRATION. The Corporation and each adopting subsidiary thereof shall establish and maintain on its books a deferred compensation account for and in the name of each Participant who elects to participate in the Plan, each such account to be known and designated as "The Deferred Compensation Account of (Participant's Name)," and shall credit to each such account all Compensation that is payable, and otherwise should be paid directly, to the Participant in whose name the account is established. Each such credit shall be entered in the account as of the date on which the Compensation represented thereby is payable. The Plan shall be administered by the trust department of the Plan Administrator, who shall have full power to administer the Plan in all of its details, subject to the applicable requirements of law. The Corporation shall have the exclusive authority to remove and appoint the Plan Administrator in its sole discretion and may do so without the approval of any Participant of the Plan or any United Bancorp, Inc. affiliate bank. The Corporation may appoint itself or any affiliated company as Administrator under its authority herein. The Corporation may establish a Trust to hold assets to assist the Corporation in meeting its obligations under the Plan and such Trust shall conform to the terms of the model trust as described in Revenue Procedure 92-64, 1992-2 C.B. 422. The Trust shall be a grantor trust under sections 671 through 678 of the Code. The Trust Agreement shall provide that the assets of the Trust are subject to the claims of the Bank's general creditors if the Bank becomes insolvent. If any assets of the Trust are seized by general creditors of the Bank, a Participant's right to receive benefits under the Plan shall not be changed.

     SECTION 7 - INTEREST. Interest shall be credited to each account at any time for which there is an account balance which has not yet been deemed invested in United Bancorp, Inc. Common Stock in accordance with Section 8 hereof, during the period that the person in whose name such account is carried is a member of the Board of Directors or Employee, at the rate from time to time determined by The Citizens Savings Bank (or other adopting subsidiary) for and payable on funds on deposit in the Money Market Accounts maintained by the bank. Interest computation shall be made and the amount of each computation entered in the account as


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a credit on the same dates that interest is computed by the bank on the aforesaid Money Market Accounts.

     SECTION 8 - UNITED BANCORP, INC. COMMON STOCK. Periodically, at such times and in such intervals as the Corporation shall determine is administratively reasonable, but at least annually, a Participant's account balances or credits shall be deemed to be invested in United Bancorp, Inc. Common Stock and the Participant's account shall be credited with such shares and the subsequent dividends thereon reinvested.

     SECTION 9 - TERMINATION OF ELECTION TO PARTICIPATE. A Participant's election to defer a portion of his or her Compensation shall continue in effect until changed by the Participant. An election to defer Compensation pursuant to the Plan may be terminated by written notice, signed by the participating Participant and delivered to the Corporation; provided however, that as of December 31 of each Plan Year, such election shall be deemed irrevocable with respect to Compensation payable with respect to services preformed in the immediately following Plan Year. Notwithstanding the forgoing, in the event a Participant receives a distribution due to an Unforeseeable Emergency, such Participant's election to defer Compensation shall automatically immediately terminate and thereafter such Participant may make a subsequent election to defer fees only with respect to Compensation payable for services preformed in the immediately following Plan Year.

     SECTION 10 - PAYMENT OF DEFERRED COMPENSATION. Distribution of a Participant's account balance shall be made in accordance with the following.

     (a) No distribution payments shall be made from any account as long as the Participant in whose name such account has been established continues to be an Employee or a member of the Board of Directors; provided, however, that in the event of an Unforeseeable Emergency, benefits may be payable upon approval of the Corporation without termination of employment or Board membership, but only to the extent necessary to meet the emergency and otherwise in compliance with all of the conditions and limitations imposed on distributions made pursuant to and in compliance with section 409A(a)(2)(A)(vi) and (B)(ii) of the Code and any regulations promulgated thereunder.

     (b) Subject to a distribution election made by a Participant as provided in
(c) below, when a participating Participant ceases to be an Employee or member of the Board for any reason, the Corporation shall pay to him in one lump sum within sixty (60) days of termination of service as a Participant or as soon thereafter as is reasonably practicable but not later than the end of the Plan Year, the aggregate number of shares of Common Stock (including, without limitation, shares deemed to be acquired through reinvested dividends) standing to his or her credit in the account maintained for his or her benefit as of the close of business on the date of the termination of his or her membership on the Board, together with any cash account balance which has not yet been deemed invested in Common Stock in accordance with Section 8 hereof and interest thereon at the rate payable on The Citizens Savings Bank (or other adopting subsidiary) Money Market Accounts, until paid in full.

     (c) In lieu of the payment of a lump sum upon termination of service as a Participant as


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provided in (b) above, upon initial participation in the Plan, a Participant may elect to receive his or her benefit distribution in annual installments upon termination of service as a Participant over a period not to exceed ten (10) years. At the time of such election to receive his or her benefit distribution in installments, the Participant may also elect to accelerate such distribution upon death, Change in Control, and Disability. A Participant may change a prior election subject to the following:

          (1) The election shall become valid only upon the expiration of 12 months from submission to the Corporation.

          (2) The new election must apply to the Participant's entire Account.

          (3) If the Participant elects installment payments, the election must specify the time period (not to exceed ten years).

          (4) The new election must delay the first payment (whether installment or lump sum) for a period of at least five years from the date the first payment otherwise would have been made.

          (5) The Corporation must consent to the new election.

     (d) Cash payments will be made in lieu of fractional shares in an amount determined by multiplying each fractional share to which a participant would otherwise be entitled by the per share closing price of Common Stock on the trading day immediately preceding the date of distribution, or if no trading in Common Stock occurred on that date, then the next preceding date on which the Common Stock was traded. In no event will any amount of cash be paid to a participant from the participant's account under the Plan other than cash not yet invested in Common Stock, together with interest thereon, and cash in lieu of fractional shares of Common Stock, as provided in this Section 10.

     (e) Notwithstanding the provisions of the Plan or any distribution election made by a Participant, the distribution of benefits may be delayed as follows:

          (1) If at the time a benefit would otherwise be payable, the Participant is a "specified employee" (as defined below), and the payment provided for would be deferred compensation with the meaning of the section 409A of the Code, the distribution of the Participant's benefit may not be made until six months after the date of the Participant's "separation from service" with the Corporation (as such term may be defined in section 409A(a)(2)(A)(i) of the Code and regulations promulgated thereunder), or, if earlier, the date of death of the Participant. This requirement shall remain in effect only for periods in which the stock of the Corporation is publicly traded on an established securities market.

          (2) For purposes of subparagraph (1) a "specified employee" shall mean any Employee of the Corporation who is a "key employee" of the Corporation within the meaning of section 416(i) of the Code. This shall include any Employee who


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          is (i) a 5-percent owner of the Corporation's common stock, or (ii) an officer of the Corporation with annual compensation from the Corporation of $130,000.00 or more, or (iii) a 1-percent owner of Corporation's common stock with annual compensation from the Corporation of $150,000.00 or more (or such higher annual limit as may be in effect for years subsequent to 2005 pursuant to indexing section 416(i) of the Code).

          (3) The provisions of Section 10 (e)(1) have been adopted only in order to comply with the requirements added by section 409A of the Code. These provisions shall be interpreted and administered in a manner consistent with the requirements of section 409A of the Code, together with any regulations or other guidance which may be published by the Treasury Department or Internal Revenue Service interpreting such section 409A of the Code.

          (4) In the case of Common Stock, the Corporation shall delay any Plan distribution to such Participant as may be necessary to comply with
          (i) any and all federal and state securities registration requirements and (ii) the prohibitions on short swing profits as provided by the provisions of section 16b of the Securities Exchange Act of 1934 or the rules promulgated by the Securities and Exchange Commission under section 16b.

     (f) Directors who are participants may make a new distribution election on or before December 31, 2006 with respect to their accrued account balance without compliance with the limitations on changes in elections contained in the Plan in compliance with the transitional relief provided by IRS Notice 2005-1 Q&A 19(c), provided that such election will not apply to amounts they would otherwise receive during 2006 or cause an amount accrued under the plan to be paid in 2006.

     SECTION 11 -DEATH OF PARTICIPANT. In the event of the death of a participating Participant the aggregate amount of his or her account balance shall be paid to the Participant's Beneficiary in accordance with the terms of the Plan and his or her distribution election.

     SECTION 12 - FUNDS AND INTEREST NONASSIGNABLE. Benefits payable to Plan participants and their beneficiaries under this Plan may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered, or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

     SECTION 13 - PAYMENT TO MINOR BENEFICIARIES. In the event that any person designated as a Beneficiary by a participating Participant is a minor, the Corporation may make payment of any funds or common stock to which such minor is entitled hereunder by making such payment to such minor, or to the parent, guardian, or person having custody of such minor, and the receipt of such parent, guardian or other person shall be a full and sufficient discharge to the Corporation for such payment.

     SECTION 14 - STATUS OF PARTICIPANTS AS UNSECURED CREDITORS. The obligation of the Corporation to pay benefits under the Plan shall be unsecured. Each Participant is an unsecured creditor of the Corporation. Although the Corporation may make corporate


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investments to fund its potential liability under the Plan, the Plan constitutes a mere promise by the Corporation to make benefit payments in the future. The establishment of an Account for a Participant and the Corporation's payment of contributions to a Trust are not intended to create any security for payment of benefits under the Plan or change the status of the Plan as an unfunded plan for tax purposes or Title I of ERISA (with respect to ERISA, as to Employees only).

     SECTION 15 - SUSPENSION OF DEFERRALS. The Board of Directors shall have the right to suspend contributions to the Plan at any time, which suspension shall become effective as of the January 1 of the Plan Year following such suspension.

     SECTION 16 - AMENDMENT AND MODIFICATION OF THE PLAN. The Plan, as herein above set forth, may be amended, modified, or terminated at any time by the Board of Directors of the Corporation; provided, however, that any such amendment, modification, or termination shall be prospective only in its operation and effect, and shall not affect or prejudice the rights and interests of any participating Participant, or other person, as fixed and determined prior to the adoption thereof.

     SECTION 17 - TERMINATION OF THE PLAN. The Board of Directors may terminate the Plan as provided by and subject to the limitations and requirements of IRC 409A and section 1.409A-3(h)(2)(viii) of the IRS Temporary Regulations, as now in effect an hereinafter amended.

     SECTION 18 - IRC 409A SAVINGS CLAUSE. The Plan is intended to comply with all of the provisions and requirements applicable to deferred compensation arrangements under section 40A of the Code and any regulations issued thereunder. Any provision of the Plan determined to be inconsistent with the requirements of section 409A of the Code shall be disregarded so as to cause the Plan to comply in all respects with the applicable provisions thereof. The Plan Administrator shall cause the Plan to be interpreted and administered in a manner consistent with the requirements of section 409A of the Code, together with any regulations or other guidance which may be published by the Treasury Department or Internal Revenue Service interpreting such section 409A of the Code.

SECTION 19 - EFFECTIVE DATE. The effective date of this Amended and Restated Plan is __________, 2006.

                                        United Bancorp, Inc.


                                        By:
                                            ------------------------------------
                                            James W. Everson
                                        Its: Chairman, President and Chief
                                             Executive Officer

Approved by the Board of Directors: ________________, 2006


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Exhibit A

Disability Definition.

          Disability shall mean that the participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant's employer.

Change in Control Definition

          A "Change in Control" shall mean a "Change in Ownership" as defined in
     (a) hereof; a "Change in Effective Control" as defined in (b), hereof; or a "Change in Ownership of a Substantial Portion of Assets" as defined in (c) hereof.

     (a) Change in Ownership. A Change in Ownership of the Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in subsection (d) hereof), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Ownership of the Corporation (or to cause a Change in Effective Control of the Corporation within the meaning of subsection (b) hereof). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.

     (b) Change in Effective Control. A Change in Effective Control of the Corporation occurs on the date that either:

          (i) Any one person, or more than one person acting as a group (as determined under subsection (d) hereof), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 35 percent or more of the total voting power of the stock of the Corporation; or

          (ii) a majority of members of the Corporation's Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation's Board of Directors prior to the date of the appointment or election.

               In the absence of an event described in Section (b)(i) or (ii) above, a change in the effective control of a Corporation will not have occurred.

     (c) Change in Ownership of a Substantial Portion of the Corporation's Assets. A Change in Ownership of a Substantial Portion of the Corporation's Assets occurs on the date that any one person, or more than one person acting as a group (as determined in subsection(d) hereof), acquires (or has acquired during the 12-month period ending on the date of the most recent


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          acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

               There is no Change in Control Event under this subsection (c) when there is a transfer to an entity that is controlled by the shareholders of the Corporation immediately after the transfer, as provided in this paragraph. A transfer of assets by the Corporation is not treated as a change in the ownership of such assets if the assets are transferred to:

          (i) A shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

          (ii) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation;

          (iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Corporation; or

          (iv) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in subsection (c)(iii) hereof.

               For purposes of this subsection (c) and except as otherwise provided, a person's status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

     (d) Persons Acting as a Group. Persons will not be considered to be acting as a group solely because they purchase assets or purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, purchase or acquisition of assets, or similar business transaction with the Corporation. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with the ownership interest in the other corporation.

          Notwithstanding the forgoing no Change in Control shall be deemed to have occurred if such Change in Control does not constitute a permitted distribution event for deferred compensation arrangements, as defined by section 409A of the Internal Revenue Code of 1986, as amended and any Treasury Regulations issued thereunder.

Unforeseeable Emergency Definition

          Unforeseeable Emergency shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.


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